Exhibit 8.1

June 4, 2008

Britannia Bulk Holdings Inc

Dexter House

2 Royal Mint Court

London

EC3N 4QN

United Kingdom

RE:                              BRITANNIA BULK HOLDINGS INC REGISTRATION STATEMENT ON FORM F-1

Ladies and Gentlemen:

We have acted as counsel for Britannia Bulk Holdings Inc (the “Company”), a Republic of the Marshall Islands corporation, with respect to certain legal matters in connection with the offer and sale by the Company of its common shares pursuant to the Registration Statement on Form F-1 dated June 4, 2008 (the “Registration Statement”).  In connection therewith, we prepared the discussion set forth under the caption “Taxation—Material U.S. Federal Income Tax Considerations” in the Registration Statement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted therein, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement, in all cases qualified by the limitations contained in the Discussion.  In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided are accurate discussions of such U.S. federal income tax matters (except as otherwise noted and except for the representations and statements of fact of the Company included in such Discussion, as to which we express no opinion).

In formulating our opinion, which exclusively addresses the U.S. federal income tax matters specifically described in the Discussion, we have examined and relied upon the Representation Letter for F-1 Registration Statement, dated June 4, 2008, provided to us by the Company (the “Tax Certificate”) and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for our opinion.  We have assumed, with your permission, that statements concerning the Company and its operations contained in the Registration Statement and representations made by the Company in the Tax Certificate are true, correct, and complete and will remain true, correct, and complete at all relevant times.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.  This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS LLP

Vinson & Elkins LLP

Vinson & Elkins LLP Attorneys at Law	666 Fifth Avenue, 26th Floor
Austin Beijing Dallas Dubai Hong Kong Houston	New York, NY 10103-0040
London Moscow New York Shanghai Tokyo Washington	Tel 212.237.0000 Fax 212.237.0100 www.velaw.com